EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                             April 19, 2000





VALSPAR ADOPTS SHAREHOLDER RIGHTS PLAN


MINNEAPOLIS, MINNESOTA - The Valspar Corporation announced today that its Board of Directors has adopted a Shareholder Rights Plan. The Plan is intended to further the long-term interests of Valspar shareholders by protecting the company against hostile takeovers. Under the Plan, Valspar shareholders will receive rights to acquire additional Valspar common shares in the event a person or group acquires 15% or more of the Valspar common shares.

"The Shareholder Rights Plan strengthens the ability of Valspar to protect the interests of its shareholders by encouraging any prospective purchaser to negotiate with the Board of Directors prior to attempting a takeover," said Richard M. Rompala, Chairman of the Board, President and Chief Executive Officer of Valspar. "This process ensures that all shareholders receive a fair price and are treated equally in the event of a takeover."

The adoption of the Shareholder Rights Plan has not been taken in response to or in anticipation of any specific or proposed change in control of Valspar. The issuance of the rights is not a taxable event, will not affect Valspar's reported financial results, and will not change the way in which Valspar's common shares are currently traded. Valspar's Board of Directors may, at its option, redeem all rights for $.001 per right at any time prior to the rights becoming exercisable. The rights will expire in 2010, unless earlier redeemed, exchanged or amended by the Board of Directors.



Contact:      Deborah D. Weiss, Vice President and Treasurer
              The Valspar Corporation
              (612)375-7302